Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Asher M. Rubin, Istvan Hajdu, Andrea Reed, and Christina Blakley, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Cellectar Biosciences, Inc.  The authority of Asher M. Rubin, Istvan Hajdu, Andrea Reed, and Christina Blakley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Cellectar Biosciences, Inc. unless earlier revoked in writing.  The undersigned acknowledges that Asher M. Rubin, Istvan Hajdu, Andrea Reed, and Christina Blakley are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Cellectar Biosciences, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.

Dated: December 9, 2022	Signed: /s/ D. Shane Lea

Print Name: D. Shane Lea